As filed with the Securities and Exchange Commission on March 31, 2020

Registration No. 333-230195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AquaVenture Holdings Limited

(Exact name of registrant as specified in its charter)

British Virgin Isles	98-1312953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 3140 Road Town British Virgin Islands	VG1110
(Address of Principal Executive Offices)	(Zip Code)

Frank John Griffith

Vice President and General Counsel

9399 W. Higgins Rd, Ste 1100

Rosemont, IL 60018

847-430-2800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

James R. Griffin

Weil, Gotshal & Manges LLP

6950, 200 Crescent Ct suite 300

Dallas, Texas 75201

Telephone: (214) 746-7779

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-230195), as amended on April 26, 2019, May 3, 2019 and May 15, 2019, respectively, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2019 (the “Registration Statement”) by AquaVenture Holdings Limited, a business company incorporated under the laws of the British Virgin Islands (“AquaVenture”), registering certain ordinary shares, preferred shares, debt securities, warrants and units of AquaVenture (collectively, the “Securities”).

On March 30, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 23, 2019, by and among AquaVenture, Culligan International Company, a Delaware corporation (“Culligan”) and Amberjack Merger Sub, a business company incorporated under the laws of the British Virgin Islands and subsidiary of Culligan (“Amberjack”), Amberjack merged with and into AquaVenture, with AquaVenture being the surviving company of the merger and AquaVenture became a subsidiary of Culligan (the “Merger”).

As a result of the Merger, AquaVenture has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by AquaVenture in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement that remain unsold at the termination of the offerings, AquaVenture hereby removes from registration the Securities registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on March 31, 2020.

AQUAVENTURE HOLDINGS LIMITED.

By:	/s/ Allen Hamood
Name:	Allen Hamood
Title:	Executive Vice President, and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 of the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Allen Hamood	Director,	March 31, 2020
Executive Vice President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
/s/ Andrew Kellog	Director	March 31, 2020

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